Exhibit 21.1
WESTERN ALLIANCE BANCORPORATION
LIST OF SUBSIDIARIES
(As of December 31, 2014)

Name	Doing Business As	Jurisdiction of Incorporation or Organization
Western Alliance Bank
Alliance Bank of Arizona,
First Independent Bank,
Bank of Nevada,
Torrey Pines Bank,
Alliance Association Bank,
Western Alliance Corporate Finance,
Western Alliance Public Finance,
Western Alliance Resort Finance,
Western Alliance Warehouse Lending
Arizona
Las Vegas Sunset Properties	Las Vegas Sunset Properties	Nevada